Center Bancorp, Inc. Reports Second Quarter 2008 Earnings

UNION, N.J., July 24, 2008 (PRIME NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank, today reported operating results for the second quarter ended June 30, 2008. Earnings amounted to $1.4 million, or $0.11 per diluted share, for the quarter ended June 30, 2008, as compared with earnings of $1.0 million, or $0.07 per diluted share, for the quarter ended June 30, 2007.

"The results for the period announced today continue to underscore our commitment to achieving quality results and execution of our long term strategic plan. Earnings for both the current period and year to date reflect the progress that the Corporation is making in transitioning the balance sheet, maintaining strong credit quality and improving the future stability of revenue streams consistent with the work started in 2007 that we intend to continue throughout 2008. Due to these actions, our second quarter results reflect a marked improvement in our balance sheet, a $98.0 million increase in loans or 18 percent over the comparable period in 2007, an expanding net interest margin, adequate loan loss reserves supported by continued good credit quality in our asset portfolios and reduced operating overhead," remarked Anthony C. Weagley, President and CEO.

For the six months ended June 30, 2008, net income amounted to $2.6 million, an increase of $299,000 as compared to the comparable six-month period ended June 30, 2007. Diluted earnings per common share for the six months ended June 30, 2008 were $0.20 as compared with $0.17 for the same period in 2007.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)

For the quarter ended:	6/30/08	3/31/08
Net interest income	$6,429	$5,687
Provision for loan
losses	521	150
Net interest income
after provision for
loan losses	5,908	5,537
Other income	1,116	866
Other expense	(5,188)	(4,953)
Income (loss) before
income tax	1,836	1,450
Income tax expense
(benefit)	428	233
NET INCOME	$1,408	$1,217
Earnings per share
(basic)	$0.11	$0.09
Earnings per share
(diluted)	$0.11	$0.09
Weighted average common
shares outstanding:
Basic	13,070,868	13,144,747
Diluted	13,083,558	13,163,586

For the quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07
Net interest income	$5,172	$5,481	$5,225	$5,621
Provision for loan
losses	150	100	100	0
Net interest income
after provision for
loan losses	5,022	5,381	5,125	5,621
Other income	874	911	1,177	1,410
Other expense	(6,034)	(6,080)	(6,056)	(6,428)
Income (loss) before
income tax	(138)	212	246	603
Income tax expense
(benefit)	(670)	(786)	(771)	(706)
NET INCOME	$532	$998	$1,017	$1,309
Earnings per share
(basic)	$0.04	$0.07	$0.07	$0.09
Earnings per share
(diluted)	$0.04	$0.07	$0.07	$0.09
Weighted average common
shares outstanding:
Basic	13,441,082	13,864,722	13,910,450	13,910,450
Diluted	13,469,764	13,913,919	13,990,642	13,986,333
All common share and per common share amounts have been adjusted for prior stock dividends.
Note: Due to rounding quarterly earnings per share may not add up to the reported year-to-date earnings per share.

Selected financial ratios (annualized where applicable)

As of or for the
quarter ended:	6/30/08	3/31/08	12/31/07	09/30/07	06/30/07	03/31/07
Return on
average assets	0.57%	0.50%	0.22%	0.40%	0.40%	0.50%
Return on average
equity	6.69%	5.60%	2.44%	4.21%	4.15%	5.37%
Net interest
margin (tax
equivalent basis)	3.00%	2.74%	2.48%	2.63%	2.43%	2.55%
Loan/Deposit ratio	101.61%	90.71%	78.91%	84.62%	78.71%	73.42%
Stockholders'
equity/total
assets	8.15%	8.58%	8.38%	9.49%	9.57%	9.36%
Efficiency ratio	67.7%	70.9%	92.7%	89.3%	92.8%	92.8%
Book value per
share	$6.18	$6.51	$6.48	$6.85	$6.89	$7.06
Return on
average tangible
stockholders'
equity	8.41%	6.98%	3.04%	5.15%	5.04%	6.53%
Tangible
stockholders'
equity/tangible
assets	6.52%	6.98%	6.80%	7.88%	7.98%	7.84%
Tangible book value per share	$4.86	$5.20	$5.17	$5.59	$5.65	$5.81

The Corporation recorded net interest income on a fully taxable equivalent basis of $6.8 million for the three months ended June 30, 2008 as compared to $5.7 million for the comparable quarter in 2007. Interest income decreased by $0.8 million while interest expense decreased by $1.9 million from the same period last year. Compared to 2007, net interest average earning assets declined by $35.0 million while the net interest spread and net interest margin improved by 80 basis points and 57 basis points, respectively, due primarily to improved funding costs. On a linked quarter basis, net interest spread and margin improved by 33 basis points and 26 basis points, respectively.

The Corporation recorded net interest income on a fully taxable equivalent basis of $12.9 million for the six months ended June 30, 2008 as compared to $11.8 million for the comparable six month period in 2007. Interest income declined by $2.0 million while interest expense decreased by $3.1 million from the same period last year. Compared to 2007, net interest earning assets declined by $50.0 million while net interest spread and net interest margin improved by 56 basis points and 38 basis points, respectively, due primarily to improved funding costs.

Steps were taken during the fourth quarter of 2007 to improve the Corporation's net interest margin by allowing a runoff of certain high rate deposits and to position the Corporation's cash position for further outflows in the first and second quarters of 2008. The result was an improvement in margin from the comparison period in 2007. The current policy stance of the Federal Open Market Committee allowed the Corporation to further reduce liability costs in the later part of the first quarter and the second quarter of this year. During the first six months of 2008, the Corporation secured approximately $45 million of longer term lower cost funding with a weighted average rate of 2.67% in an effort to support continued loan growth.

The $3.1 million decline in interest expense for the six months ended June 30, 2008 from the same period last year also reflects the runoff of higher cost deposits and the replacement with lower cost funding, due primarily to recent actions by the Federal Open Market Committee in lowering the target Federal funds rate. Compared to the comparable six-month period in 2007, the Corporation's average interest bearing deposits declined by $76.1 million, due primarily to the planned runoff of high cost deposits, while average borrowings, generally placed at favorable terms and rates, increased by $55 million.

Other Income

Total other income decreased $61,000 for the second quarter of 2008 compared with the comparable quarter of 2007, primarily as a result of decreases in net gains on securities sold. Excluding net securities gains, the Corporation recorded other income of $891,000 in the three months ended June 30, 2008, compared to $836,000 in the three months ended June 30, 2007, an increase of 6.6%. This increase was primarily attributable to a $77,000 increase in service charges, commissions and fees, partially offset by a decline in commissions from sales of mutual funds and annuities.

For the six months ended June 30, 2008, total other income decreased $605,000 as compared to the first six months of 2007, primarily as a result of decreases in net gains on securities sold. Excluding net securities gains, the Corporation recorded other income of $1.8 million in the six months ended June 30, 2008, compared to $1.7 million in the six months ended June 30, 2007, an increase of 6.0%. This increase was primarily attributable to a $187,000 increase in service charges, commissions and fees, partially offset by a decline in commissions from sales of mutual funds and annuities.

Quarterly Consolidated Non-Interest Income
(unaudited)

(Dollars in thousands)

For the quarter
ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Service charges
on deposit
accounts	$383	$404	$399	$312	$306	$288
Commissions from
mortgage broker
activities	17	12	16	15	25	46
Loan related
fees (LOC)	37	41	31	49	26	35
Commissions from
sale of mutual
funds and annuities	38	17	44	131	60	63
Debit card and ATM
fees	130	125	132	126	130	131
Bank owned life
insurance	227	221	217	223	230	223
Net securities
gains (losses)	225	--	(43)	14	341	588
Other service
charges and fees	59	46	78	41	59	36
Total other income	$1,116	$866	$874	$911	$1,177	$1,410

Other Expense

Other expense for the second quarter of 2008 totaled $5.2 million, a decrease of $0.9 million, or 14.3%, from the comparable period in 2007. Salary and benefit expense decreased by $310,000, or 10.9%, to $2.5 million. This reduction was primarily attributable to reductions in staff, pension curtailment and elimination of certain benefit plans. Full-time equivalent staffing levels were 164 at June 30, 2008 compared to 172 at December 31, 2007 and 187 at June 30, 2007. Other decreases were recognized in premises and equipment, professional fees and other general expenses, offset in part by an increase in occupancy costs.

Other expense for the six months ended June 30, 2008 totaled $10.1 million, a decrease of $2.3 million, or 18.8%, from the comparable period in 2007. Salary and benefit expense decreased by $1.1 million, or 18.4%, to $4.9 million. This reduction was primarily attributable to reductions in staff, pension curtailment and elimination of certain benefit plans. Other decreases were recognized in premises and equipment, professional fees and other general expenses, offset in part by an increase in occupancy costs.

The efficiency ratio for the second quarter of 2008 was 67.7% as compared to 92.7% in the fourth quarter of 2007 and 92.8% in the comparable quarterly period in 2007. The Corporation has moved ahead on the previously announced strategic outsourcing agreements, to aid in the realization of its goal to reduce operating overhead and shrink the infrastructure of the Corporation. The cost reduction plans resulted in the reduction of workforce by 12 staff positions in the quarter, which in turn resulted in a one-time charge of $145,000 for the three-month period ended June 30, 2008 for severance and termination benefits. Additionally the Corporation announced that it had completed its outsourcing arrangement with Atlantic Central Bankers Bank, BITS program and the migration of its telecommunications lines to their service platform. The result of these initiatives is expected to result in annual cost savings of $600,000.

In February of 2008, the Corporation completed the sale of its Florham Park office for $2.4 million, which approximated the carrying value. As previously announced in June 2008, the Corporation had announced that it was pursuing strategic alternatives for its Union data center/operations building and had engaged Sperry Van Ness to assist the Corporation in the process. At present, the Corporation has no immediate plans and is continuing to review these options. If successful, it would seek to relocate all or part of its operations into other facilities in Union, which would ultimately reduce operating overhead.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)

For the quarter
ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Employee
salaries and
wages	$2,013	$1,896	$1,932	$3,551	$2,059	$2,300
Employee stock
option expense	36	45	46	46	35	24
Health insurance
and other
employee
benefits	285	218	237	(687)	543	575
Payroll taxes	182	179	124	183	181	234
Other employee
related expenses	8	14	14	14	16	9
Total salaries
and employee
benefits	$2,524	$2,352	$2,353	$3,107	$2,834	$3,142
Occupancy, net	734	759	799	692	629	723
Premises and
equipment
expense	356	366	437	442	436	462
Legal, auditing
and other
professional fees	190	172	690	311	599	539
Stationary and
printing	118	95	104	87	115	159
Marketing and
advertising	188	160	179	152	109	163
Computer expense	226	141	150	151	148	165
Bank regulatory
related expenses	55	58	58	60	60	60
Postage and
delivery	65	78	57	73	75	84
ATM related
expenses	62	60	59	63	77	61
Amortization of CDI	24	25	25	26	27	29
Other expenses	646	687	1,123	916	947	841
Total other expense	$5,188	$4,953	$6,034	$6,080	$6,056	$6,428

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter
ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Cash and due from banks	$16,172	$15,155	$20,541	$15,277	$24,363	$19,245
Fed funds and money market funds	0	45,300	49,490	0	0	35,374
Invest-ments	253,780	281,746	314,194	343,979	366,224	381,493
Loans	631,221	565,025	551,669	550,847	533,675	530,573
Allowance for loan losses	(5,660)	(5,245)	(5,163)	(5,021)	(4,974)	(4,958)
Restricted investment in bank stocks, at cost	10,325	10,036	8,467	7,347	8,299	7,832
Premises and equipment, net	18,203	17,404	17,419	17,662	18,400	18,314
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	350	375	400	426	452	479
Bank owned life insurance	22,710	22,483	22,261	22,044	21,822	21,591
Other assets	22,531	26,084	21,563	18,425	16,557	22,219
TOTAL ASSETS	$986,436	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966
Deposits	621,190	622,924	699,070	650,999	678,011	722,648
Other borrowings 279,585	279,024	223,264	237,744	221,994	220,327
Other liabil-ities	5,268	7,818	10,033	5,317	5,804	7,828
Stockholders' equity	80,393	85,401	85,278	93,730	95,813	98,163
TOTAL
LIABILITIES AND STOCK-HOLDERS' EQUITY	$986,436	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the
quarter
ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Investments,
Fed funds,
and other	$301,118	$326,397	$351,302	$362,119	$404,975	$415,980
Loans	601,655	565,654	552,521	538,798	532,799	540,971
Allowance for
loan losses	(5,404)	(5,237)	(5,077)	(4,984)	(4,986)	(4,959)
All other
assets	91,631	93,088	91,016	90,533	92,038	94,773
TOTAL
ASSETS	$989,000	$979,902	$989,762	$986,466	$1,024,826	$1,046,765
Deposits-
interest
bearing	499,342	519,295	564,334	557,555	578,819	592,073
Deposits-
non interest
bearing	114,744	112,695	115,859	128,449	130,701	135,161
Other
borrowings	284,264	251,222	216,761	200,257	211,228	215,198
Other liabilities	6,508	9,769	5,543	5,372	6,159	6,867
Stockholders' equity	84,142	86,921	87,265	94,833	97,919	97,466
TOTAL
LIABILITIES AND STOCK- HOLDERS' EQUITY	$989,000	$979,902	$989,762	$986,466	$1,024,826	$1,046,765

Loans

The Corporation had total loans of $631.2 million at June 30, 2008, representing a $66.2 million, or 11.7%, increase on a linked-quarter basis and a $97.5 million, or 18.3%, increase from June 30, 2007. Loan growth continued during the quarter in the Corporation's commercial related segments of the portfolio. At June 30, 2008, the Corporation had $47.8 million in overall undispersed loan commitments, $46.3 million of which it expects to fund over the next 90 days.

Loan originations for the quarter increased in the commercial sector, primarily in commercial mortgages. "We continue to be pleased with the loan and customer growth achieved for the second quarter and first six months of 2008 and are optimistic that the Corporation will continue to build its loans outstanding volume throughout 2008. Our pipelines are strong; we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increased loan volume and improving our earning-asset mix. We continue to work aggressively at strengthening existing customer relationships and building new ones by seizing opportunities, resulting from the improved business development effort in the Bank," said Mr. Weagley.

Loan Mix:
(unaudited)

(Dollars in thousands)
At quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

Real estate loans
Residential	$255,817	$260,237	$265,597	$265,301	$261,849	$262,958
Commercial	224,990	163,664	137,585	136,289	135,707	135,062
Construction	50,638	48,494	51,367	53,286	47,910	60,135

Total real estate
Loans	531,445	472,395	454,549	454,876	445,466	458,155
Commercial loans	98,845	91,492	95,978	94,444	86,848	71,020
Consumer and
other loans	339	592	563	960	741	754

Total loans
before unearned
fees and costs	630,629	564,479	551,090	550,280	533,055	529,929

Unearned fees
and costs, net	592	546	579	567	620	644

Total loans	$631,221	$565,025	$551,669	$550,847	$533,675	$530,573

Asset Quality

Selected credit quality ratios
(unaudited)

(Dollars in thousands)
As of or for the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

Non-accrual Loans	$265	$1,215	$3,907	$986	$1,070	$1,207

Troubled debt restructuring	97	0	0	0	0	0

Past due loans 90 days or more and still accruing interest	0	0	0	0	0	0

Total non performing loans	362	1,215	3,907	986	1,070	1,207

Other real estate owned("OREO")	0	478	501	586	586	0

Repossessed assets other than real-estate	0	0	0	0	0	0

Total non performing assets	$362	$1,693	$4,408	$1,572	$1,656	$1,207

Non per-forming assets as a percentage of total assets	0.04%	0.17%	0.43%	0.16%	0.17%	0.12%

Non performing loans as a percentage of total loans	0.06%	0.22%	0.71%	0.18%	0.20%	0.23%

Net charge-Offs	$106	$68	$147	$139	$86	$2

Net charge-offs as apercentage of average loans for the period	0.02%	0.01%	0.03%	0.03%	0.02%	0.00%

Allowance for loan losses as a per- centage of period end loans	0.90%	0.93%	0.94%	0.91%	0.93%	0.93%

Allowance for loan losses as a per-centage of non-performing loans	1,563.5%	431.7%	132.2%	509.2%	464.9%	410.8%

Total Assets	$986,436	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966

Total Loans	631,221	565,025	551,669	550,847	533,675	530,573

Average loans for the quarter	601,655	565,654	552,521	538,798	532,799	540,971

Allowance for loan losses	5,660	5,245	5,163	5,021	4,974	4,958

The Corporation has been successful in maintaining loan credit quality. At June 30, 2008, non-performing assets totaled $362,000, or 0.04% of total assets, as compared with $4.4 million, or 0.43%, at December 31, 2007 and $1.7 million, or 0.17%, at June 30, 2007. The decrease in non-accrual loans from December 31, 2007 was primarily attributable to one commercial mortgage in the amount of $2.5 million in which the Corporation has received full payment of the commercial mortgage, including principal of $2.5 million and interest of $83,277, during the first quarter of 2008. At June 30, 2008, the Corporation has no other real estate owned.

"The Corporation is well positioned to weather the unprecedented volatility in the credit markets as we do not have exposure to the sub prime home mortgage business or to other sub prime issues such as securitizations and collateralized debt obligations. Our home equity portfolio is sound and was originated with conservative underwriting practices," remarked Mr. Weagley.

At June 30, 2008, the total allowance for loan losses amounted to approximately $5.7 million, or 0.90% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 1563.5% at June 30, 2008 as compared to 132.2% at December 31, 2007 and 464.9% at June 30, 2007.

Securities

Investment securities reflected a decline of $112.4 million at June 30, 2008 compared to June 30, 2007. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix.

The reduction in the volume of the investment portfolio was made in anticipation of providing cash flow for loan funding and forecasted liability outflows. This action had a positive impact on net interest income in the quarter and six months ended June 30, 2008.

Deposits/Funding Sources

The following table reflects the Corporation's deposits and other funding sources for the periods specified.
Deposit Mix
(unaudited)

(Dollars in thousands)
At quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

Checking accounts
Non interest
Bearing	$110,891	$117,053	$111,422	$121,884	$127,797	$128,703
Interest
Bearing	124,469	125,152	155,406	110,177	126,112	131,337
Savings
Deposits	63,918	68,028	86,341	92,789	92,474	95,233
Money market
Accounts	147,202	170,742	196,601	167,442	171,923	173,569
Time Deposits	174,710	141,949	149,300	158,707	159,705	193,806

Total Deposits	$621,190	$622,924	$699,070	$650,999	$678,011	$722,648

Deposits totaled $621.2 million at June 30, 2008, a decrease of $56.8 million from June 30, 2007. The decline was a result of a decline in interest rates due to recent Federal Reserve actions and a decision to continue to reduce the Corporation's dependence on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. Declines in volumes were primarily in savings and time deposits coupled with declines in non-interest demand deposits, due in part to balances swept into overnight repurchase agreements. Time certificates of deposit of $100,000 increased $26.6 million as compared to June 30, 2007, as the cost of this type of funding source became competitive with wholesale funds. Total deposit funding sources, including overnight repurchase agreements as such agreements are part of the demand deposit base, amounted to $671.3 million at June 30, 2008, which represents a decrease of $33.5 million as compared to June 30, 2007.

Borrowings totaled $279.6 million at June 30, 2008, reflecting an increase of $57.6 million from June 30, 2007. Overnight customer repurchase transactions covering commercial customer sweep accounts totaled $50.1 million at June 30, 2008 as compared with $26.8 million at June 30, 2007. This shift in the volume of repurchase agreements also accounted for a portion of the decline in non-interest bearing commercial checking accounts during the period.

Stockholders' Equity

Total stockholders' equity amounted to $80.4 million, or 8.15% of total assets, at June 30, 2008. Tangible stockholders' equity was $63.2 million, or 6.52% of tangible assets. Book value per common share was $6.18 at June 30, 2008, compared to $6.48 at December 31, 2007 and $6.89 at June 30, 2007. Tangible book value per common share was $4.86 at June 30, 2008 compared to $5.17 at December 31, 2007 and $5.65 at June 30, 2007.

During the three months ended June 30, 2008, the Corporation purchased 97,685 shares of common stock at an average cost of $9.60 per share. The total shares purchased to date in 2008 totaled 161,583 shares of common stock at an average price of $10.16 per share.

During 2007, the Corporation purchased 850,527 common shares at an average cost per share of $11.79 under the stock buyback program adopted on January 24, 2002. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholders' equity. On September 27, 2007, the Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its then current authorization by 684,627 shares. Subsequent to that action, on June 26, 2008 the Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 649,712 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise. At June 30, 2008, there were 684,368 shares available for repurchase under the Corporation's stock buyback program.

These actions allow the Corporation to continue to repurchase shares and deliver value to the shareholders. The Corporation's strong capital position allows the Corporation to increase the shares authorized for the stock repurchase program. The additional capacity to repurchase shares provides the flexibility to allocate capital as we seek to maximize shareholder returns.

At June 30, 2008, the Corporation's Tier 1 Capital Leverage ratio was 8.03%, the Corporation's total Tier 1 Risk Based Capital ratio was 10.57% and the Corporation's Total Risk Based Capital ratio was 11.33%. Total Tier 1 capital decreased to approximately $78.0 million at June 30, 2008 from $79.1 million at December 31, 2007 and from $88.8 million at June 30, 2007.

At June 2008, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services, in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2008, the Bank had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $671.3 million and stockholders' equity of approximately $80.4 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

"Return on average tangible stockholders' equity" is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on stockholders equity and return on tangible stockholders equity for the periods presented:

(Dollars in thousands)

For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Net income	$1,408	$1,217	$532	$998	$1,017	$1,309
Average stockholders' equity	$84,142	$86,921	$87,265	$94,833	$97,919	$97,466
Less: Average goodwill and other intangible assets	17,169	17,194	17,220	17,245	17,272	17,300
Average tangible stockholders' equity	$66,973	$69,727	$70,045	$77,588	$80,647	$80,166
Return on average stockholders' equity	6.69%	5.60%	2.44%	4.21%	4.15%	5.37%
Add: Average goodwill and other intangible assets	1.72	1.38	0.60	0.94	0.89	1.16
Return on average tangible stockholders' equity	8.41%	6.98%	3.04%	5.15%	5.04%	6.53%

"Tangible book value per share" is also a non-GAAP financial measure and represents tangible stockholders' equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per share to tangible book value per share as of the dates presented:

(Dollars in thousands)

At quarter ended:	6/30/2008	3/31/2008	12/31/2007
Common shares outstanding	13,016,075	13,113,760	13,155,784
Stockholders' equity	$80,393	$85,401	$85,278
Less: Goodwill and other intangible assets	17,154	17,179	17,204
Tangible stockholders' equity	$63,239	$68,222	$68,074
Book value per share	$6.18	$6.51	$6.48
Less: Goodwill and other intangible assets	1.32	1.31	1.31
Tangible book value per share	$4.86	$5.20	$5.17

(Dollars in thousands)

At quarter ended:	9/30/2007	6/30/2007	3/31/2007
Common shares outstanding	13,692,534	13,910,826	13,910,450
Stockholders' equity	$93,730	$95,813	$98,163
Less: Goodwill and other intangible assets	17,230	17,256	17,283
Tangible stockholders' equity	$76,500	$78,557	$80,880
Book value per share	$6.85	$6.89	$7.06
Less: Goodwill and other intangible assets	1.26	1.24	1.25
Tangible book value per share	$5.59	$5.65	$5.81

"Tangible stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)

At quarter ended:	6/30/08	3/31/08	12/31/07
Total assets	$986,436	$995,167	$1,017,645
Less: Goodwill and other intangible assets	17,154	17,179	17,204
Tangible assets	$969,282	$977,988	$1,000,441
Total stockholders' equity/total assets	8.15%	8.58%	8.38%
Tangible stockholders' equity/tangible assets	6.52%	6.98%	6.80%

(Dollars in thousands)

At quarter ended:	9/30/2007	6/30/2007	3/31/2007
Total assets	$987,790	$1,001,622	$1,048,966
Less: Goodwill and other intangible assets	17,230	17,256	17,283
Tangible assets	$970,560	$984,366	$1,031,683
Total stockholders' equity/total assets	9.49%	9.57%	9.36%
Tangible stockholders' equity/tangible assets	7.88%	7.98%	7.84%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)

For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Total non-interest income	$1,116	$866	$874	$911	$1,177	$1,410
Net securities gains (losses)	225	--	(43)	14	341	588
Total non-interest income, excluding net securities gains (losses)	$891	$866	$917	$897	$836	$822

"Efficiency ratio" is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)

For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Other expense	$5,188	$4,953	$6,034	$6,080	$6,056	$6,428
Net interest income (tax equivalent basis)	$6,776	$6,117	$5,594	$5,915	$5,692	$6,104

Other income, excluding net securities gains (losses)	891	866	917	897	836	822
	$7,667	$6,983	$6,511	$6,812	$6,528	$6,926
Efficiency ratio	67.7%	70.9%	92.7%	89.3%	92.8%	92.8%

Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

	June 30,	December 31,
(Dollars in Thousands)	2008	2007

ASSETS
Cash and due from banks	$16,172	$20,541
Federal funds sold and securities
purchased under agreement to resell	0	49,490
Total cash and cash equivalents	16,172	70,031
Investment securities available-for sale	253,780	314,194
Loans, net of unearned income	631,221	551,669
Less -- Allowance for loan losses	5,660	5,163
Net Loans	625,561	546,506
Restricted investment in bank stocks, at cost	10,325	8,467
Premises and equipment, net	18,203	17,419
Accrued interest receivable	4,147	4,535
Bank owned life insurance	22,710	22,261
Other assets	18,384	17,028
Goodwill and other intangible assets	17,154	17,204
Total assets	$986,436	$1,017,645

LIABILITIES
Deposits:
Non-interest bearing	$110,891	$111,422
Interest-bearing
Time deposits $100 and over	94,270	63,997
Interest-bearing transactions, savings
and time deposits $100 and less	416,029	523,651
Total deposits	621,190	699,070
Securities sold under agreement to repurchase	50,159	48,541
Short-term borrowings	10,900	1,123
Long-term borrowings	213,371	168,445
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	5,268	10,033
Total liabilities	906,043	932,367
STOCKHOLDERS' EQUITY
Preferred stock, no par value:
Authorized 5,000,000 shares; none issued	--	--
Common stock, no par value:
Authorized 20,000,000 shares; issued
15,190,984 shares in 2008 and 2007;
outstanding 13,016,075 shares in 2008
and 13,155,784 shares in 2007	86,908	86,908
Additional paid in capital	5,234	5,133
Retained earnings	15,438	15,161
Treasury stock, at cost (2,174,909 shares
in 2008 and 2,035,200 shares in 2007)	(17,568)	(16,100)
Accumulated other comprehensive loss	(9,619)	(5,824)
Total stockholders' equity	80,393	85,278
Total liabilities and stockholders' equity	$986,436	$1,017,645

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007

Interest income:
Interest and fees on loans	$8,677	$8,274	$17,148	$16,627
Interest and dividends on investment securities:
Taxable interest income	2,635	3,259	5,400	6,954
Non-taxable interest income	675	789	1,477	1,607
Dividends	213	366	456	727
Interest on Federal funds sold and securities purchased under agreement to resell	30	256	109	481
Total interest income	12,230	12,944	24,590	26,396
Interest expense:
Interest on certificates of deposit $100 or more	537	785	1,212	,890
Interest on other deposits	2,499	4,484	5,868	8,750
Interest on borrowings	2,765	2,450	5,394	4,910
Total interest expense	5,801	7,719	12,474	15,550
Net interest income	6,429	5,225	12,116	10,846
Provision for loan losses	521	100	671	100
Net interest income after provision for loan losses	5,908	5,125	11,445	10,746
Other income:
Service charges, commissions and fees	513	436	1,042	855
Annuity and insurance	38	60	55	123
Bank owned life insurance	227	230	449	453
Net securities gains	225	341	225	929
Other income	113	110	211	227
Total other income	1,116	1,177	1,982	2,587
Other expense:
Salaries and employee benefits	2,524	2,834	4,876	5,976
Occupancy, net	734	629	1,493	1,352
Premises and equipment	356	436	722	898
Professional and consulting	190	599	362	1,138
Stationery and printing	118	115	213	274
Marketing and advertising	188	109	348	272
Computer expense	226	148	367	313
Other	852	1,186	1,760	2,261
Total other expense	5,188	6,056	10,141	12,484
Income before income tax expense (benefit)	1,836	246	3,286	849
Income tax expense (benefit)	428	(771)	661	(1,477)
Net income	$1,408	$1,017	$2,625	$2,326
Earnings per share:
Basic	$0.11	$0.07	$0.20	$0.17
Diluted	$0.11	$0.07	$0.20	$0.17
Weighted average common shares outstanding:
Basic	13,070,868	13,910,450	13,107,808	13,910,450
Diluted	13,083,558	13,990,642	13,123,136	13,986,680

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	6/30/2008	3/31/2008	6/30/2007
Statements of Income Data:
Interest income	$12,230	$12,360	$12,944
Interest expense	5,801	6,673	7,719
Net interest income	6,429	5,687	5,225
Provision for loan losses	521	150	100
Net interest income after provision for loan losses	5,908	5,537	5,125
Other income	1,116	866	1,177
Other expense	5,188	4,953	6,056
Income before income tax expense	1,836	1,450	246
Income tax (benefit) expense	428	233	(771)
Net income	$1,408	$1,217	$1,017
Earnings per share:
Basic	$0.11	$0.09	$0.07
Diluted	$0.11	$0.09	$0.07
Statements of Condition Data
(Period End):
Investments	$253,780	$281,746	$366,224
Total loans	631,221	565,025	533,675
Goodwill and other intangibles	17,154	17,179	17,256
Total assets	986,436	995,167	1,001,622
Deposits	621,190	622,924	678,011
Borrowings	279,585	279,024	221,994
Stockholders' equity	$80,393	$85,401	$95,813
Dividend Data:
Cash dividends	$1,177	$1,168	$1,252
Dividend payout ratio	83.59%	95.97%	123.11%
Cash dividends per share	$0.09	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	13,070,868	13,144,747	13,910,450
Diluted	13,083,558	13,163,586	13,990,642
Operating Ratios:
Return on average assets	0.57%	0.50%	0.40%
Average stockholders' equity to average assets	8.51%	8.87%	9.55%
Return on average equity	6.69%	5.60%	4.15%
Return on average tangible stockholders' equity	8.41%	6.98%	5.04%
Book value per common share	$6.18	$6.51	$6.89
Tangible book value per common share	$4.86	$5.20	$5.65
Non-Financial Information (Period End):
Common stockholders of record	658	666	706
Staff-full time equivalent	164	167	187

CONTACT: Center Bancorp, Inc.
Investor Inquiries:
Anthony C. Weagley, President & Chief Executive Officer
Investor Relations:
Joseph Gangemi
(908) 206-2886